UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a‑12

NextDecade Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NextDecade Corporation

3 Waterway Square Place, Suite 400

The Woodlands, Texas 77380

April 19, 2018

Dear Fellow Stockholder:

The accompanying proxy is solicited by the board of directors of NextDecade Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held on June 15, 2018 at 9:00 a.m., Central Time, at the Company’s headquarters located at 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380. For those of you who cannot be present at the Annual Meeting, we urge that you participate by indicating your choices on the proxy form provided to you and completing and returning it at your earliest convenience. If you sign and return your proxy form without specifying your choices, it will be understood that you wish to have your shares voted in accordance with our board of directors’ recommendations.

This booklet includes the Notice of Annual Meeting of Stockholders and the Proxy Statement, which contains details of the business to be conducted at the Annual Meeting. At the Annual Meeting, you will have an opportunity to discuss each item of business described in the Notice of Annual Meeting of Stockholders and the Proxy Statement and to ask questions about our operations and the Company.

Our 2017 Annual Report to Stockholders, which is not part of the Proxy Statement, provides additional information regarding our financial results for the fiscal year ended December 31, 2017.  A copy of our 2017 Annual Report to Stockholders is available at www.next-decade.com or may be requested from the Company’s Secretary as described elsewhere in the Proxy Statement.

Shares of Company common stock represented by each valid proxy received by the Company on the form solicited by the board of directors will be voted in accordance with instructions specified on the proxy. A stockholder giving a duly executed proxy may revoke it before it is exercised by filing with or transmitting to the Company’s Secretary an instrument or transmission revoking it, or a duly executed proxy bearing a later date.

In addition to the solicitation of proxies by use of the Proxy Statement, the Company’s directors, officers and employees may solicit the return of proxies by mail, personal interview, or the Internet. Such directors, officers and employees will not receive additional compensation for their solicitation efforts, but they will be reimbursed for any out-of-pocket expenses incurred. Brokerage houses and other custodians, nominees and fiduciaries will be requested, in connection with the shares of Company common stock registered in their names, to forward solicitation materials to the beneficial owners of such shares.

All costs of preparing, printing, assembling and mailing the Notice of Annual Meeting of Stockholders, the Proxy Statement, the enclosed form of proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation, will be borne by the Company.

It is important that your shares of Company common stock are represented at the Annual Meeting whether you are able to attend personally. For information on how to vote your shares, please refer to the Proxy Statement and proxy card you received to ensure that your shares will be represented and voted at the Annual Meeting even if you cannot attend. Your vote is important. Accordingly, please complete, sign, date and return the proxy form as promptly as possible in the envelope provided, or submit your proxy by Internet, as described in the proxy form. If you do attend the Annual Meeting, you may withdraw your proxy and vote your shares in person.

On behalf of the Company’s board of directors, thank you for your cooperation and continued support.

Sincerely,

/s/ Kathleen Eisbrenner
Kathleen Eisbrenner
Chairman of the Board

NextDecade Corporation

3 Waterway Square Place, Suite 400

The Woodlands, Texas 77380

Notice of Annual Meeting of Stockholders

April 19, 2018

Notice is hereby given that the Annual Meeting of Stockholders (the “Annual Meeting”) of NextDecade Corporation, a Delaware corporation (the “Company”), will be held on June 15, 2018 at 9:00 a.m., Central Time, at the Company’s headquarters located at 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380 for the following purposes, as more fully described in the accompanying Proxy Statement:

1.    to elect three Class A directors to serve on the Company’s board of directors for terms of three years or until their successors are duly elected and qualified or until the earlier of their death, resignation or removal; and

2.    to transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure that each stockholder’s vote is counted at the Annual Meeting, stockholders are requested to complete, sign, date and return the proxy form provided to them as promptly as possible in the envelope provided, or to submit their proxy by Internet, as described in the proxy form previously mailed to them. Stockholders attending the Annual Meeting may vote in person even if they have previously submitted their proxy authorization.

Only stockholders of record as of the close of business on April 16, 2018 are entitled to receive notice of and to vote at the Annual Meeting and any postponement(s) or adjournment(s) thereof. A list of such stockholders shall be open to the examination of any stockholder of record at the Company’s offices during normal business hours for a period of ten (10) days prior to the Annual Meeting and shall also be open for examination at the Annual Meeting and any postponement(s) or adjournment(s) thereof.

By Order of the Board,

/s/ Krysta De Lima
Krysta De Lima
General Counsel and Corporate Secretary

April 19, 2018

IT IS IMPORTANT THAT YOUR SHARES OF COMPANY COMMON STOCK BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES OF COMPANY COMMON STOCK YOU HOLD. PLEASE COMPLETE, SIGN AND MAIL THE PROXY FORM IN THE ENVELOPE PROVIDED OR SUBMIT YOUR PROXY AUTHORIZATION THROUGH THE INTERNET EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING. SUBMITTING YOUR PROXY AUTHORIZATION WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE ANNUAL MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU CANNOT ATTEND. IF YOU HAVE SHARES OF COMPANY COMMON STOCK IN MORE THAN ONE NAME, OR IF YOUR SHARES OF COMPANY COMMON STOCK ARE REGISTERED IN MORE THAN ONE WAY, YOU MAY RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS. IF SO, SIGN AND RETURN EACH OF THE PROXY FORMS YOU RECEIVE OR SUBMIT YOUR PROXY AUTHORIZATION THROUGH THE INTERNET SO THAT ALL OF YOUR SHARES OF COMPANY COMMON STOCK MAY BE VOTED. YOU MAY REVOKE YOUR PROXY AUTHORIZATION AT ANY TIME BEFORE ITS USE.

NextDecade Corporation

3 Waterway Square Place, Suite 400

The Woodlands, Texas 77380

PROXY STATEMENT

April 19, 2018

Background

The Company was incorporated in Delaware on May 21, 2014 as Harmony Merger Corp. (“Harmony”) and was formed for the purpose of acquiring, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities.  On April 17, 2017, Harmony entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Harmony, Harmony Merger Sub, LLC (“Merger Sub”), NextDecade LNG, LLC (formerly known as “NextDecade, LLC (“NextDecade”)), and certain members of NextDecade and entities affiliated with such members.

On July 24, 2017 (the “Merger Date”), pursuant to the Merger Agreement, entities affiliated with certain of the members of NextDecade (the “Blocker Companies”) merged with and into Harmony (each a “Blocker Merger” and together, the “Blocker Mergers”) with Harmony being the surviving entity of the Blocker Mergers and, immediately thereafter, Merger Sub merged with and into NextDecade (such transactions, collectively the “Merger”) with NextDecade being the surviving entity of the Merger and becoming a wholly-owned subsidiary of Harmony.

As a result of the Merger, among other things, Harmony changed its name to “NextDecade Corporation” and all outstanding limited liability company interests or limited partnership interests, as applicable, in each of the Blocker Companies, other than as provided for in the Merger Agreement, and all then existing membership interests of NextDecade were canceled in exchange for 94% of the issued and outstanding shares of Company common stock, which is the equivalent of 98,490,409 shares of Company outstanding common stock,   plus the right to receive an additional 4,893,326 shares of Company common stock upon the achievement by NextDecade of each of four certain milestones (up to 19,573,304 shares of Company common stock in the aggregate).  Prior to the Merger Date, the Company neither engaged in any operations nor generated any revenue.

General Information

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the “Board”) of NextDecade Corporation (the “Company”), for the Annual Meeting of Stockholders to be held on June 15, 2018, and any postponement(s) or adjournment(s) thereof (the “Annual Meeting”). This Proxy Statement and the accompanying Notice of Annual Meeting and proxy form are first being sent or made available to stockholders on or about April 24, 2018.

Record Date and Voting Securities

Stockholders of record as of the close of business on April 16, 2018 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 106,397,702 shares of our common stock issued and outstanding. Each outstanding share of Company common stock is entitled to one vote upon each matter properly submitted to a vote at the Annual Meeting.

Stockholders that are entitled to vote at the Annual Meeting may do so in person at the Annual Meeting or by proxy submitted by mail or Internet as described on the notice and access form.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes occur when a broker or other nominee does not have discretionary authority to vote the shares with respect to a particular matter and has not received voting instructions from the beneficial owner with respect to that matter.

The vote of a plurality of the shares of Company common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required for the election of directors. Thus, broker non-votes and abstentions will have no effect on the election of directors.

There are no cumulative voting rights in the election of directors or any other matter being voted upon and appraisal rights are not applicable to the matters being voted upon.

Quorum

Except as may be otherwise required by law, the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) or the Company’s Amended and Restated Bylaws (the “Bylaws”), the holders of a majority of shares of Company common stock issued and outstanding and entitled to vote and present in person or represented by proxy shall constitute a quorum at a meeting of the stockholders. The persons whom the Company appoints to act as inspectors of election will determine whether a quorum exists. Shares of Company common stock represented by properly executed and returned proxies will be treated as present. Shares of Company common stock present or represented at the Annual Meeting that abstain from voting or that are the subject of broker non-votes will be counted as present for purposes of determining a quorum.

How Your Proxy Will be Voted on Actions to be Taken

The Board is soliciting a proxy in the enclosed form to provide you with an opportunity to vote on all matters scheduled to come before the Annual Meeting whether or not you attend in person.

Granting Your Proxy

If you properly execute and return a proxy in the enclosed form, your shares of Company common stock will be voted as you specify. If you make no specifications, your proxy representing Company common stock will be voted:

•	“FOR” each of the proposed director nominees.

The Company expects no matters to be presented for action at the Annual Meeting other than the items described in this Proxy Statement. By signing and returning the proxy, however, you will give to the persons named as proxies therein discretionary voting authority with respect to any other matter that may properly come before the Annual Meeting, and they intend to vote on any such other matter in accordance with their best judgment.

Revoking Your Proxy

If you submit a proxy, you may subsequently revoke it or submit a revised proxy at any time before it is voted. You may also attend the Annual Meeting in person and vote by ballot, which would cancel any proxy that you previously submitted. If you wish to vote in person at the Annual Meeting but hold your shares of Company common stock in street name (that is, in the name of a broker, bank or other institution), then you must have a proxy from the broker, bank or institution in order to vote at the Annual Meeting.

Proxy Solicitation

The Company will pay all expenses of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and the Company will reimburse them for their reasonable expenses. The Company may have its employees or other representatives (who will receive no additional compensation for their services) solicit proxies by telephone, telecopy, personal interview or other means. The Company may choose to engage a paid proxy solicitor to solicit proxies for the Annual Meeting but have not yet done so.

Stockholder Proposals

If you want the Company to consider including a proposal in next year’s proxy statement, you must deliver it in writing to the Corporate Secretary, NextDecade Corporation, 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380, by no later than December 22, 2018.

If you want to present a proposal at the 2019 Annual Meeting of Stockholders in person but do not wish to have it included in the Company’s proxy statement, you must submit it in writing to the Corporate Secretary, at the above address, given between March 17, 2019 and April 16, 2019 to be considered timely, in accordance with the specific procedural requirements set forth in our Bylaws. If you would like a copy of these procedures, please contact the Corporate Secretary for a copy of the Bylaws.

Pursuant to the rules of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the designated proxies may use discretionary authority to vote with respect to stockholder proposals presented in person at the Annual Meeting if the stockholder making the proposal has not given the Company timely notice of such proposal.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

The Company is required to send to each stockholder of record a notice and access form to the proxy statement and to arrange for a proxy statement to be provided to each beneficial stockholder whose shares of Company common stock are held by or in the name of a broker, bank, trust or other nominee. Because some stockholders hold shares of Company common stock in multiple accounts, this process results in duplicate mailings of notice and access forms to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:

Stockholders of Record

If your shares of Company common stock are registered in your own name and you are interested in consenting to the delivery of a single proxy statement, you may contact the Company by mail at 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380, by telephone at (832) 403‑2198 or by e-mail at corporatesecretary@next-decade.com.

Beneficial Stockholders

If your shares of Company common stock are not registered in your own name, your broker, bank, trust or other nominee that holds your shares of Company common stock may have asked you to consent to the delivery of a single proxy statement if there are other Company stockholders who share an address with you. If you currently receive more than one proxy statement at your household and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies

If you consent to the delivery of a single proxy statement but later decide that you would prefer to receive a separate copy of the proxy statement for each stockholder sharing your address, then please notify the Company or your nominee, as applicable, and the Company or they will promptly deliver such additional proxy statements. If you wish to receive a separate copy of the proxy statement for each stockholder sharing your address in the future, you may contact the Company by mail at 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380, by telephone at (832) 403‑2198 or by e-mail at corporatesecretary@next-decade.com.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Currently, the Board consists of twelve members.  The Certificate of Incorporation and the Bylaws provide that the Board be classified into three classes. These classes are designated as Class A directors, Class B directors and Class C directors, with members of each class holding office for staggered three-year terms. Vacancies on the Board resulting from death, resignation, disqualification, removal or other causes may be filled by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board is present, or by a sole remaining director.

There are currently four Class A directors, whose terms expire at the Annual Meeting, four Class B directors, whose terms expire at the 2019 Annual Meeting of Stockholders, and four Class C directors, whose terms expire at the 2020 Annual Meeting of Stockholders, or, in all cases, until such date that their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Bylaws.

David D. Sgro, a current Class A director, has informed the Company of his decision not to stand for re-election at the Annual Meeting. Mr. Sgro’s decision not to stand for re-election at the Annual Meeting was not due to any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Sgro’s decision not to stand for re-election at the Annual Meeting will create a vacancy.  In evaluating what the Board believes to be the optimal composition and size of the Board, the Board considered the experience, mix, strength, and tenure of the director nominees, and decided, for the present time, not to fill the vacancy created by Mr. Sgro and to reduce the size of the Board from twelve to eleven members, in accordance with the Bylaws, following the Annual Meeting.

The Board has nominated for election as directors the three persons named below. Each of the nominees for election as Class A directors is currently on the Board and, except for Matthew K. Schatzman, was appointed to the Board pursuant to the terms of the Merger Agreement.  Mr. Schatzman was appointed to the Board pursuant to the terms of his employment agreement with the Company dated September 8, 2017 (the “Schatzman Employment Agreement”).  Each of the Class A directors has indicated his willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board. If elected at the Annual Meeting, each of the three nominees will serve until the 2021 Annual Meeting of Stockholders (subject to the election and qualification of his successor and to his earlier death, resignation or removal). See “Director Nomination Process” below for additional information on the nomination of directors.

If any nominee should be unavailable for election as a result of an unexpected occurrence, the Board’s proxies shall vote such shares for the election of such substitute nominee as the Board may propose. It is not anticipated that any nominee will be unable or unwilling to serve as a director if elected.

Class A Director Nominees Standing for Election

The name, age as of April 16, 2018, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills that support the conclusion of the nominating, corporate governance and compensation committee (the “NCGC Committee”) that such nominee for Class A director should serve as a director of the Company are set forth below.

Matthew K. Schatzman, 52, is the Company’s Chief Executive Officer and has served in such position since February 2018.  Mr. Schatzman has served as the Company’s President and as a member of the Board since September 2017.   Prior to joining the Company, Mr. Schatzman served as President at MKS Energy, LLC, an advisory and consulting firm focused on liquefied natural gas (“LNG”), natural gas and crude oil markets, logistics and risk management from March 2017 until September 2017. He was previously Executive Vice President, Global Energy Marketing and Shipping at BG Group, a British multinational oil and gas company from January 2012 until May 2014 and served as Senior Vice President, Energy Marketing from March 2007 until December 2011. Prior to that, he served in various roles at Dynegy Inc. (“Dynegy”), including President and Chief Executive Officer of Dynegy’s wholesale business. Mr. Schatzman holds a Bachelor of Arts in Political Science from Yale University.

The Board believes Mr. Schatzman’s marketing, logistics and operational leadership experience of nearly 30 years with companies in the LNG, natural gas, oil and power generation industries, including BG Group and Dynegy, make him well-qualified to serve as a Company director.

Avinash Kripalani, 34, has served as a Company director since July 2017 and served as a member of the board of managers of NextDecade from April 2016 until July 2017.   Mr. Kripalani is a principal at Halcyon Capital Management, LP (“Halcyon”), where he has worked since April 2008. Prior to Halcyon, he was a Consultant at IBM. Mr. Kripalani earned a Bachelor of Arts in Economics and a Bachelor of Science and a Master of Science in Systems and Information Engineering from the University of Virginia.

The Board believes Mr. Kripalani’s experience as a private equity principal and in other senior executive leadership roles and relevant experience in private financing and strategic planning, as well as extensive industry knowledge, provides him with the qualifications and skills necessary to serve as a Company director.

William Vrattos, 48, has served as a Company director since July 2017 and served as a member of the board of managers of NextDecade from June 2015 until July 2017. Mr. Vrattos joined York Capital Management, L.P. (“York”) in January 2002 and is a partner of York. Mr. Vrattos is a Co-Portfolio Manager of the York Credit Opportunities, York European Distressed Credit and York Global Credit Income funds and a member of York’s executive committee. Prior to joining York, he worked at Georgica Advisors LLC as a Portfolio Manager specializing in media and communications equities and distressed securities and at Morgan Stanley & Co., Inc. as an investment banker. Mr. Vrattos is currently a member of the board of directors or advisory board, as applicable and in his capacity as a York employee, of all entities related to Entropy Investments, all entities incorporated pursuant to York’s partnerships with Costamare Inc. and Augustea Bunge Maritime, and India 2020. In addition, he serves on the Board of Trustees of The Buckley School, the Board of Trustees of Groton School and the Board of the Museum of the City of New York. Mr. Vrattos received a Bachelor of Arts in English from Dartmouth College and a Master of Business Administration from Harvard Business School.

The Board believes Mr. Vrattos’ experience as a private equity principal and in other senior executive leadership roles with his respective firms’ investments in a wide range of industries, including valuable and relevant experience in private financing, strategic investing and restructuring, provide him with the qualifications and skills to serve as a Company director.

The vote of a plurality of the shares of Company common stock entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required for the election of directors.

The Board unanimously recommends that the stockholders vote “FOR” the election of each of the nominees.

Incumbent Class B Directors with Terms Expiring in 2019

The name, age as of April 16, 2018, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills concerning each Class B director are set forth below.  Each of the Class B directors was appointed to the Board pursuant to the terms of the Merger Agreement.

Kathleen Eisbrenner, 57, has served as the Chairman of the Board since July 2017 and had served as the Company’s Chief Executive Officer from the Merger Date until February 2018.  Mrs. Eisbrenner founded NextDecade in 2010 and served as its Chief Executive Officer for a little over seven years.  Mrs. Eisbrenner was formerly Executive Vice President at Royal Dutch Shell (“Shell”), where she was responsible for the management of the company’s global LNG portfolio and LNG trading business, from September 2007 until December 2009. Prior to Shell, Mrs. Eisbrenner was the founder and Chief Executive Officer of Excelerate Energy, focused on developing the floating storage regasification unit vessel and industry.  Mrs. Eisbrenner is a member of the National Petroleum Council, American Bureau of Shipping, JERA’s Fuel Business Expert Advisory Board, and Junior Achievement of Southeast Texas, among others. She is a former member of the Board of Chesapeake Energy. Mrs. Eisbrenner holds a Bachelor of Science in Civil Engineering from the University of Notre Dame.

The Board believes that Mrs. Eisbrenner’s experience as a chief executive officer in the LNG industry and broader energy industries and vast knowledge of energy-related operations provide her with valuable and relevant experience in operations, company management, customer strategy and leadership of complex organizations, as well as extensive industry knowledge, and provides her with the qualifications and skills to serve as a Company director.

Eric S. Rosenfeld, 60, has served as a Company director since May 2014.  Mr. Rosenfeld served as Chairman of the Board and as the Company’s Chief Executive Officer from May 2014 until the Merger Date.  Mr. Rosenfeld is currently chairman of the board of directors of CPI Aerostructures, Inc., a New York Stock Exchange (“NYSE”) listed company engaged in the contract production of structural aircraft parts principally for the U.S. Air Force and other branches of the U.S. armed forces. He became a director in April 2003 and chairman in January 2005. Since June 2017, Mr. Rosenfeld has served on the board of directors of Aecon Group Inc., a Toronto Stock Exchange (“TSX”) listed construction company.  Mr. Rosenfeld has been the president and chief executive officer of Crescendo since its formation in November 1998. He has also been the senior managing member of Crescendo Advisors II, LLC (“Crescendo Advisors”) since its formation in August 2000.

Mr. Rosenfeld also served as Quartet’s chairman of the board and chief executive officer from April 2013 until its merger with Pangea in October 2014 and has served as a director of Pangea since such time. Mr. Rosenfeld has also served on the board of directors of Cott Corporation, a NYSE listed beverage company, since June 2008. Since December 2012, Mr. Rosenfeld has been a board member of Absolute Software Corporation, a TSX listed provider of security and management for computers and ultra-portable devices.

Mr. Rosenfeld served as chairman of the board and chief executive officer of Trio from June 2011 until its merger with SAE in June 2013 and served as a director of SAE from June 2013 until July 2016. Mr. Rosenfeld served as the chairman of the board, chief executive officer and president of Rhapsody Acquisition Corp. from April 2006 until the completion of its business combination with Primoris Services Corporation (formerly known as Primoris Corporation (“Primoris”)) in July 2008.  From July 2008 until May 2014, Mr. Rosenfeld served as a director of Primoris.

Mr. Rosenfeld is a regular guest lecturer at Columbia Business School and has served on numerous panels at Queen’s University Business Law School Symposia, McGill Law School, the World Presidents’ Organization and the Value Investing Congress. He is a senior faculty member at the Director’s College. He has also been a regular guest host on CNBC. Mr. Rosenfeld received a Bachelor of Arts in Economics from Brown University and a Master of Business Administration from the Harvard Business School.

The Board believes Mr. Rosenfeld is well-qualified to serve as a Company director due to his public company experience, operational experience and his business contacts.

David Magid, 32, has served as a Company director since July 2017.  Mr. Magid joined York in July 2013 and is a Vice President of York. Prior to joining York, he worked at Credit Suisse as an Analyst in Leveraged Finance, Origination, & Restructuring. Mr. Magid received a Bachelor of Arts in Economics and Politics from Brandeis University and a Master of Business Administration from Columbia Business School.

The Board believes Mr. Magid’s experience as a private equity principal and in other senior executive leadership roles with his respective firms’ investments in a wide range of industries and his valuable and relevant experience in private financing, strategic investing and restructuring provide him with the qualifications and skills to serve as a Company director.

David Gallo, 44, has served as a Company director since August 2017.  Mr. Gallo is the founder, portfolio manager and managing partner of Valinor Management L.P., the investment manager of an equity long-short hedge fund with over $3 billion in assets under management (“Valinor”), where he has worked since July 2007. Prior to founding Valinor, Mr. Gallo was a senior analyst at Bridger Capital and worked at investment firms including Tiger Management, Kohlberg Kravis Roberts & Co., and the Blackstone Group.

Mr. Gallo received his Bachelor of Science in Economics, summa cum laude, from the Wharton School of the University of Pennsylvania and his Master of Business Administration from Harvard Business School, where he graduated as a Baker Scholar.

The Board believes Mr. Gallo’s experience as a managing partner of an investment firm and in other senior executive leadership and director roles as well as extensive industry experience and experience overseeing investments in the LNG sector provide him with the qualifications and skills to serve as a Company director.

Incumbent Class C Directors with Terms Expiring in 2020

The name, age as of April 16, 2018, principal occupation, and other information highlighting the particular experience, qualifications, attributes and skills concerning each Class C director are set forth below.  Each of the Class C directors was appointed to the Board pursuant to the terms of the Merger Agreement.

René van Vliet, 63, has served as a Company director and as the Company’s Chief Operating Officer since July 2017.  Mr. van Vliet served as the Chief Operating Officer of NextDecade since July 2015 and served as the Chief Project Officer of NextDecade from January 2012 until March 2018. Mr. van Vliet is responsible for developing midstream LNG solutions at the Company. Prior to his work at the Company and NextDecade, Mr. van Vliet worked at Shell International for almost 32 years, serving last as Vice President of Global LNG, Shell Gas & Power. He has been involved in LNG project development since 1992, overseeing activities on four continents. During his time at Shell International, he was responsible for a global LNG project portfolio, including land-based LNG, floating LNG, regasification, and small-scale LNG. Mr. van Vliet holds a Master of Science in Civil Engineering from the Technical University of Eindhoven.

The Board believes that Mr. van Vliet’s experience as a chief operating officer in the LNG and broader energy industries and vast knowledge of LNG operations provide him with valuable and relevant experience in LNG project development, operations and leadership of complex organizations and his extensive industry knowledge provide him with the qualifications and skills to serve as a Company director.

Brian Belke, 34, has served as a Company director since July 2017.  Mr. Belke served as member of the board of managers of NextDecade from June 2015 until July 2017.  Mr. Belke is a Partner at Valinor where he has worked since June 2010. Prior to Valinor, Mr. Belke was an Equity Research Associate at Fidelity Investments. He is a Chartered Financial Analyst and is a member of the CFA Institute and the New York Society of Securities Analysts.   Mr. Belke earned a Bachelor of Science in Management with concentrations in Finance and Accounting, summa cum laude, from Boston College, and a Master of Business Administration from Harvard Business School, where he graduated with High Distinction as a Baker Scholar.

The Board believes Mr. Belke’s experience as a partner of an investment firm and in other senior executive leadership roles as well as his extensive industry experience and experience overseeing investments in the LNG sector provide him with the qualifications and skills to serve as a Company director.

Matthew Bonanno, 39, has served as a Company director since July 2017.  Mr. Bonanno joined York in July 2010 and is a Partner of the firm. Mr. Bonanno joined York from the Blackstone Group where he worked as an associate focusing on restructuring, recapitalization and reorganization transactions.  Prior to joining the Blackstone Group, Mr. Bonanno worked on financing and strategic transactions at News Corporation and as an Investment Banker at JP Morgan and Goldman Sachs. Mr. Bonanno, in his capacity as York employee, has served as a member of the boards of directors of (i) Rever Offshore AS, (ii) all entities incorporated pursuant to York’s partnership with Costamare Inc. and Augustea Bunge Maritime, (iii) Vantage Drilling International (“Vantage”), (iv) Linn Energy Inc. and (v) Samson Resources II, LLC (“Samson”).

Mr. Bonanno received a Bachelor of Arts in History from Georgetown University and a Master of Business Administration in Finance from The Wharton School of the University of Pennsylvania.

The Board believes Mr. Bonanno’s experience as a private equity partner and in other senior executive leadership roles and relevant experience in corporate finance, mergers and acquisitions, and reorganizations, as well as his extensive industry knowledge, provide him with the qualifications and skills to serve as a Company director.

L. Spencer Wells, 47, has served as a Company director since July 2017. Mr. Wells has over 20 years of experience as a portfolio manager and financial analyst.  Mr. Wells co-founded Drivetrain Advisors, LLC, a firm providing fiduciary services to the alternate investment community (“Drivetrain”), in December 2013, where he currently serves as a Partner.  Prior to co-founding Drivetrain, Mr. Wells was employed by TPG Special Situations Partners (“TPG”) from 2010 to 2013, where he first served as Partner from September 2010 to January 2012, and then as a Senior Advisor from January 2012 to July 2013. Prior to TPG, Mr. Wells served as a Partner/Portfolio Manager for Silverpoint Capital, as a Director at the Union Bank of Switzerland and as a Vice President of Deutsche Bank AG.

Mr. Wells has served as a member of the boards of directors of (i) Advanced Emissions Solutions, Inc. since July 2014, (ii) Preferred Proppants LLC since August 2014, (iii) Town Sports International Holdings, Inc. since March 2015, (iv) Vantage since February 2016, (v) Samson since February 2017 and (vi) Telford Offshore Holdings Ltd. since February 2018.  Mr. Wells served as a member of the boards of directors of (i) Alinta Holdings from April 2013 to September 2013, (ii) each of CertusHoldings, Inc. and CertusBank, N.A. from August 2014 to April 2016, (iii) Navig8 Crude, Ltd. from May 2014 to May 2015, (iv) Global Geophysical Services, LLC from February 2015 to October 2016, (v) Syncora Holdings Ltd. from August 2015 to December 2016, (vi) Affinion Group, Inc. from November 2015 to July 2017, (vii) Lily Robotics. Inc. from January 2017 to September 2017 and (viii) Roust Corporation from February 2017 to December 2017.

Mr. Wells received a Bachelor of Arts in Psychology from Wesleyan University and a Master of Business Administration, with honors, from Columbia Business School.

The Board believes Mr. Wells’s public company experience, financial expertise, extensive industry experience and experience overseeing investments in the LNG sector provides him with the qualifications and skills to serve as a Company director.

Corporate Governance

Role of the Board

The Board oversees the President and Chief Executive Officer and other senior management in the management of the Company’s business and affairs. The Company’s key governance documents, including our Corporate Governance Guidelines, are available under the Corporate Governance heading of our corporate website, www.next-decade.com. The governance structure is designed to foster principled actions, effective decision-making, and appropriate monitoring of compliance and performance. The Board met four times during 2017 and took action by unanimous consent three times in 2017.  Each of our incumbent directors, except Messrs. Gallo, Vrattos and Magid, attended or participated in at least 75% of the meetings of the Board and the respective committees on which she or he is a member held during the period such incumbent director was a director during the fiscal year ended December 31, 2017. Although we do not have a formal policy regarding attendance by members of our Board at annual meetings of stockholders, we encourage, but do not require, our directors to attend.  Mr. Rosenfeld was the only director who attended our last annual meeting of stockholders.

Board Leadership Structure

Currently, the roles of our Chairman of the Board and our Chief Executive Officer are separate. The Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and the Chairman roles are driven by the Company’s needs at any point in time. Currently, the Board believes the separation of the Chairman and Chief Executive Officer roles allows the Chief Executive Officer to focus his time and energy on operating and managing the Company and leverages the Chairman’s experience and perspectives. As a result, no policy exists requiring combination or separation of leadership roles and our governing documents do not mandate a particular structure. This provides the Board with the flexibility to select its leadership structure, from time to time, based on the criteria that it deems in the best interests of the Company and its stockholders.

The Board periodically reviews the leadership structure to determine whether it continues to best serve the Company and its stockholders.

Board Role in Risk Oversight

Risk is inherent in any business, and the Company’s management is responsible for the day-to-day management of risks that the Company faces. The Board, on the other hand, has responsibility for the oversight of risk management. In its risk oversight role, the Board has the responsibility to evaluate the risk management process to ensure its adequacy and that it is implemented properly by management.

The Board believes that full and open communication between management and the Board is essential for effective risk management and oversight. The Board meets regularly with senior management, including the executive officers, to discuss strategy and risks facing the Company. Senior management attends the quarterly meetings of the Board, as well as certain committee meetings, in order to address any questions or concerns raised by directors on risk management and any other matters. Each quarter, or more frequently if the business requires, the Board receives presentations from senior management on business operations, financial results and strategic issues.

The committees also assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit & Risk Committee (the “Audit Committee”) assists in fulfilling the oversight responsibilities with respect to management of major risk exposures, including in the areas of financial reporting and internal controls. Risk assessment reports are regularly provided by management to the Audit Committee. The Nominating, Corporate Governance and Compensation Committee (the “NCGC Committee”) assists in fulfilling oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, the Board’s organization, membership and structure and corporate governance. The Operating Committee assists in fulfilling oversight responsibilities with respect to the strategy and execution of the Company’s business plans. All of the committees report back to the full Board as to the committees’ activities and matters discussed and reviewed at the committees’ meetings.

Controlled Company Exemption

The Company is a “controlled company” under the Nasdaq Stock Market (“Nasdaq”) listing rules because York and its affiliates control over 50% of the voting power for the election of the Company’s directors. As a controlled company, the Company is not required to have (i) a majority of independent directors on its board of directors, (ii) a nominating/corporate governance committee composed entirely of independent directors and (iii) a compensation committee composed entirely of independent directors.  As discussed further below, the Board is comprised of a majority of independent directors, the Audit Committee is comprised entirely of independent directors, and the NCGC is comprised of a majority of independent directors.

Independence of Directors

The Company adheres to the Nasdaq listing rules in determining whether a director is independent. The Board consults with its counsel to ensure that the Board’s determinations are consistent with such rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing rules define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The Board undertook a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board considered the relationships that each director has with us and all other facts and circumstances the Board deemed relevant in determining his or her independence, including the beneficial ownership of our common stock owned by each director.  Based upon information requested from and provided by each director concerning his background, employment, affiliations and common stock ownership, the Board has determined that each of Messrs. Belke, Bonanno, Gallo, Kripalani, Magid, Rosenfeld, Sgro, Vrattos and Wells are independent under the Nasdaq listing rules.

Board Observer

Pursuant to that certain letter agreement between the Company and GE Oil & Gas, Inc. (“GE”), dated April 17, 2017, GE is entitled to designate one individual to attend and participate in, strictly as a non-voting observer (the “GE Observer”), any meeting of the Board subject to certain terms and conditions under such agreement. The GE Observer is subject to the Company’s policies and procedures including but not limited to the Company’s Code of Conduct and Ethics (the “Code of Conduct”) and its Insider Trading Policy.

Director Nomination Process

Each year, the Board proposes a slate of director nominees to stockholders for election at the annual meeting of stockholders. Stockholders may also recommend candidates for election to the Board, as described below. The Board has delegated the process of screening potential director candidates to the NCGC Committee.  The NCGC Committee is responsible for reviewing with the Board the appropriate criteria that directors are required to fulfill (including experience, qualifications, attributes, skills and other characteristics) in the context of the current make-up of the Board and the needs of the Board given the circumstances of the Company.  In identifying and screening director candidates, the NCGC Committee considers whether the candidates fulfill the criteria for directors approved by the Board.  Such criteria include integrity, objectivity, independence, sound judgment, leadership, courage, and diversity of experience.

The NCGC Committee values the input of stockholders in identifying director candidates.  Accordingly, the NCGC Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the NCGC Committee, directors and members of management.  Any such nominations should be submitted to the NCGC Committee by mail in care of the Company’s Corporate Secretary, at 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380 and be accompanied by information required by the Bylaws.  The written recommendation should be submitted within the time frame described in the Bylaws and under the caption “Stockholder Proposals” above.

Committees of the Board

Audit Committee

The Board has established the Audit Committee, which is currently comprised of Messrs. Rosenfeld, Sgro and Wells with Mr. Wells as Chairman of the Audit Committee. The Audit Committee operates under a written charter adopted by the Board. The Board has determined that each director currently serving on the Audit Committee qualifies as an independent director under the rules and regulations of the Securities and Exchange Commission (the “SEC”) and Nasdaq with respect to audit committee membership.  The Board has also determined that each of Messrs. Sgro and Wells qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and possesses the requisite accounting or related financial management expertise as required under the Nasdaq listing standards. The Audit Committee met three times in 2017 and took no action by unanimous written consent in 2017.

The Audit Committee, under its charter, is responsible for, among other matters,:

•

reviewing and discussing with management and the independent registered public accounting firm the financial statements, notes thereto and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” proposed to be included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q,  and recommending to the Board whether such financial statements should be included in the Company’s Annual Report on Form 10-K or Form 10-Q, as applicable;

•	overseeing management’s design and maintenance of the Company’s internal control over financial reporting and disclosure controls and procedures;
•

discussing with management and the independent registered public accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

•

discussing with management and the independent registered public accounting firm any significant risks or exposures and the Company’s policies and processes with respect to risk assessment and risk management;

•	monitoring the independence of the independent registered public accounting firm;
•	inquiring and discussing with management the Company’s compliance with applicable laws and regulations;
•	pre-approving all services to be performed by the Company’s independent registered public accounting firm, including the fees and material terms of the services to be performed;
•	appointing or replacing the Company’s independent registered public accounting firm;
•	determining the compensation of the Company’s independent registered public accounting firm;

•

overseeing the work of the Company’s independent registered public accounting firm, including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting; and

•

establishing procedures for the receipt, retention and treatment of complaints receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters by or affecting the Company.

NCGC Committee

The Board has established the NCGC Committee, which is currently comprised of Mrs. Eisbrenner and Messrs. Belke, Rosenfeld, Kripalani and Bonanno with Mr. Belke as Chairman of the NCGC Committee. The NCGC Committee operates under a written charter adopted by the Board.

As discussed above under the section titled “Controlled Company Exemption,” the Company is not required to have a nominating/corporate governance committee or compensation committee composed entirely of independent directors.  Accordingly, the NCGC is not composed of entirely independent directors but is composed of a majority of independent directors.  The Board has determined that Messrs. Belke, Rosenfeld, Kripalani and Bonanno qualify as independent directors under the Nasdaq listing rules.  The NCGC Committee met two times in 2017 and took no action by unanimous written consent in 2017.

The NCGC Committee, under its charter, is responsible for, among other matters,:

•

retaining or obtaining advice from, oversee and terminate any compensation consultant, search or recruitment consultant, legal counsel or other adviser to the NCGC Committee and be directly responsible for the appointment, compensation and oversight of any work of such adviser retained by the NCGC Committee;

•	overseeing the overall compensation philosophy and compensation programs for the Company, its chief executive officer, president and other executive officers;
•	reviewing, approving, and recommending to the Board for approval any employment, compensation, benefit or severance agreement with any executive officer;
•

evaluating, at least annually, the performance of the Company’s chief executive officer, president and other executive officers (including the chief executive officer’s and/or president’s evaluation of other executive officers) against corporate goals and objectives including annual performance objectives and, based on such evaluation, determining, approving, and recommending to the Board for approval the compensation (including any awards under any equity-based compensation or non-equity-based incentive compensation plan of the Company and any material perquisites) for the chief executive officer, president and other executive officers;

•	reviewing on a periodic basis the Company’s management compensation programs and recommending to the Board for approval any appropriate modifications or new plans, programs or policies;
•	reviewing, approving and recommending to the Board the adoption of any equity-based compensation plan for Company employees or consultants and any modification of any such plan;
•	administering the Company’s equity-based compensation plans for Company employees and consultants;
•	reviewing the form and amount of director compensation from time to time, and make recommendations thereon to the Board;
•	identifying, screening and recommending to the Board director candidates for election or reelection consistent with criteria approved by the Board;

•

assessing periodically the size and composition of the Board as a whole, and reviewing the Board’s leadership structure in light of the specific characteristics or circumstances of the Company and recommend any changes to the Board for approval; and

•	developing, reviewing and recommending to the Board, and recommending modifications to, the Corporate Governance Guidelines and other governance policies of the Company;

The NCGC Committee charter provides that it shall meet at least annually with the chief executive officer, president and any other officers the NCGC Committee deems appropriate to discuss and review the performance criteria and compensation elements applicable to the executive officers. In addition, the NCGC Committee may form and delegate to a subcommittee any of its responsibilities so long as such subcommittee is solely comprised of one or more members of the NCGC Committee and such delegation is not otherwise inconsistent with law and applicable rules and regulations of the SEC and Nasdaq.  In addition, the NCGC Committee may, by resolution approved by a majority of the NCGC Committee, delegate to management the administration of the Company’s incentive compensation and equity-based compensation plans, to the extent permitted by law and as may be permitted by such plans and subject to such rules, policies and guidelines (including limits on the aggregate awards that may be made pursuant to such delegation) as the NCGC Committee shall approve, subject to the provisions of the NCGC Committee charter.

Furthermore, the NCGC Committee charter provides that it shall have the sole discretion to retain or obtain the advice from, oversee and terminate any compensation consultant, search or recruitment consultant, legal counsel or other adviser to the NCGC Committee and that it will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, prior to the engagement of any adviser to the NCGC Committee, the NCGC Committee will assess the independence of each such adviser, including those factors specified in the Nasdaq listing rules.

In September 2017, the Company selected and directly retained the services of Lyons, Benenson & Company Inc. (“Lyons”) as a compensation consultant.  As part of its services, Lyons reviewed market data and advised the NCGC Committee on selecting an appropriate peer group, determining the compensation levels of the Company’s chief executive officer and other named executive officers. Lyons did not provide any other services to the Company and worked with the NCGC Committee only on matters for which the NCGC Committee is responsible.

Operating Committee

The Board has established the Operating Committee, which is currently comprised of Mrs. Eisbrenner and Messrs. Belke, Bonanno, Kripalani and Schatzman. Other Board members have standing invitations to attend all meetings of the Operating Committee.  The Operating Committee is charged, under its written charter, to assist the Board and executive management in fulfilling its responsibilities to oversee the strategy and execution of the Company’s business plans.

Availability of Certain Committee Charters and Other Information

The charters for the Audit Committee, the NCGC Committee and the Operating Committee as well as our Corporate Governance Guidelines, Code of Conduct, Whistleblower Policy and Insider Trading Policy can be found, free of charge, on the Corporate Governance page of the Company’s website, www.next-decade.com. The Code of Conduct is applicable to all directors, officers and employees. We intend to disclose any changes to, or waivers from, the provisions of the Code of Conduct that would otherwise be required to be disclosed under Item 5.05 of a Form 8-K on our website. We will also provide printed copies of these materials to any stockholder or other interested person upon request to NextDecade Corporation, Attention: Krysta De Lima, General Counsel and Corporate Secretary, 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380. The information on our website is not, and shall not be deemed to be, a part of this report or incorporated into this or any other filings we make with the SEC.

Communications with the Board

Stockholders are invited to communicate to the Board or its committees by writing to NextDecade Corporation, Attention: Corporate Secretary, 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380 or by electronic mail at corporatesecretary@next-decade.com. In addition, interested parties may communicate with the non-management and independent directors of the Company as a group by writing to NextDecade Corporation, Attention: Audit & Risk Committee Chairperson, c/o Corporate Secretary, 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380.

In addition, stockholders, or other interested persons, wishing to communicate with the Board for anonymous complaints about accounting, internal controls and auditing issues may call the Company’s toll-free hotline at 1‑866‑921‑6714, send an email to info@whistleblowersecurity.com or submit an online report at integritycounts.ca/org/NextDecade, in each case as more particularly described in the Whistleblower Policy found on the Company’s website, www.next-decade.com. Our General Counsel monitors these calls and reports, if any. All calls are documented, and calls and reports that are deemed to be substantive will be passed on to the Board. Stockholders, or other interested persons, making a report should provide a sufficiently detailed description of the nature of the matter that the person wishes to communicate with the Board, as well as a name, telephone number, email address, or other contact information so that the Company can either respond to the communication or obtain additional information about the matter.

EXECUTIVE OFFICERS

The names, ages as of April 16, 2018, position and other information concerning our executive officers are set forth below.  René van Vliet, Ben Atkins and Krysta De Lima were appointed to their offices pursuant to the terms of the Merger Agreement.

Name	Age	Position
Matthew K. Schatzman	52	President and Chief Executive Officer
René van Vliet	63	Chief Operating Officer
Ben Atkins	47	Chief Financial Officer
Krysta De Lima	49	General Counsel and Corporate Secretary

Matthew K. Schatzman is the Company’s President and Chief Executive Officer.  Mr. Schatzman was appointed President in September 2017 and became Chief Executive Officer in February 2018 as contemplated by the terms of the Schatzman Employment Agreement. Please refer to the section titled “Proposal No. 1 – Election of Directors” for additional information with respect to Mr. Schatzman’s background and experience.

René van Vliet is the Company’s Chief Operating Officer and was appointed to such office and elected as a director upon the consummation of the Merger.  Please refer to the section titled “Proposal No. 1 – Election of Directors” for additional information with respect to Mr. van Vliet’s background and experience.

Ben Atkins, CFA, CPA, is the Company’s Chief Financial Officer and was appointed to such office effective upon the consummation of the Merger.  Mr. Atkins has served as Chief Financial Officer of NextDecade since November 2015.  Mr. Atkins is responsible for the Company’s capital strategy, project financing, financial reporting, controls, budgeting, tax reporting/incentives, and insurance. Before joining the Company, Mr. Atkins served as Senior Vice President at GE Capital, where he worked from November 2005 to October 2015, focusing on investment and portfolio management roles for thermal power and midstream equity investments. Mr. Atkins previously worked at McKinsey & Company and as a manager in State Street Corporation’s Securities Finance division. Mr. Atkins is a Chartered Financial Analyst and a licensed Certified Public Accountant in Connecticut and Texas. He was valedictorian of his class at the United States Naval Academy and served as a nuclear engineer in the United States Navy submarine fleet. He earned a Master of Arts degree in Philosophy, Politics, and Economics from Oxford University.

Krysta De Lima is the Company’s General Counsel and Corporate Secretary and was appointed to such offices upon the consummation of the Merger.  Ms. De Lima has served as General Counsel of NextDecade since November 2015. Ms. De Lima is responsible for all of the Company’s legal and contractual matters. From October 2013 to June 2015, Ms. De Lima worked in Bechtel’s Oil, Gas and Chemicals business unit where she advised on major global engineering, procurement and construction contracts and transactions. Previously, from September 2001 to December 2012, Ms. De Lima served first as lead counsel, then as VP Legal and then as Chief of Staff of the Trinidad Asset within BG Group plc (“BG Group”) where she advised on upstream, midstream and downstream projects and investments, including on the development, commissioning and oversight of BG Group’s investments in all four operating LNG trains at Atlantic LNG in Trinidad. Prior to BG Group, Ms. De Lima worked in private practice at Arthur Andersen. Ms. De Lima holds a Bachelor of Laws from Kings College London and a DESS in European Law and Maîtrise in French Law from the Université of Paris I, Panthéon-Sorbonne. Ms. De Lima is qualified to practice law in New York, France, England, the British Virgin Islands and Trinidad and Tobago.

2017 SUMMARY COMPENSATION TABLE

The following table sets forth all compensation paid, payable, awarded, granted, given, or otherwise provided, directly or indirectly, by the Company or its subsidiaries, in U.S. dollars, to the individuals who were, at December 31, 2017, the Chief Executive Officer and the two most highly compensated executive officers other than the Chief Executive Officer.

Name	Year	Salary($)		Bonus(1) ($)	Stock Awards ($)		All Other Compensation ($)		Total($)
Matthew K. Schatzman	2016	—		—	—		—		—
President and Chief Executive Officer(2)	2017	158,654	(3)		119,885	(4)	—		278,539

Kathleen Eisbrenner	2016	400,000		600,000	—		—		1,000,000
Chairman and Former Chief Executive Officer(2)	2017	508,750		432,438	42,144,551	(5)	—		43,085,739

René van Vliet	2016	371,655		417,951	—		—		789,606
Chief Operating Officer	2017	399,119		266,790	11,368,213	(6)	30,000	(8)	12,064,122

Shaun Davison	2016	250,000		187,500	—		—		437,500
Senior Vice President, Development and Regulatory Affairs	2017	250,000		127,500	9,094,577	(7)	—		9,472,077

(1)	Annual bonuses are paid in the first quarter following the applicable year of service.
(2)

On January 23, 2018, the Board appointed Mr. Schatzman, President of the Company, as the Chief Executive Officer of the Company, effective February 1, 2018.  Mrs. Eisbrenner, Chairman of the Board, continued as the Chief Executive Officer of the Company until such date.

(3)

Pursuant to the Schatzman Employment Agreement, Mr. Schatzman’s annual base salary is $550,000.  The amount noted reflects the pro-rated portion of Mr. Schatzman’s annual base salary for the period September 18, 2017 through December 31, 2017.

(4)

The amount noted reflects the grant date fair value of the award of 14,692 shares of restricted stock granted to Mr. Schatzman on January 8, 2018 as Mr. Schatzman’s pro-rated portion of the annual bonus payable to him pursuant to the Schatzman Employment Agreement for the period September 18, 2017 through December 31, 2017.

(5)

The amount noted reflects the grant date fair value of $10.26 of the (i) 2,072,369 Additional Shares (as defined below) and (ii) 2,035,287 Restricted Shares (as defined below) granted to Mrs. Eisbrenner on the Merger Date.  “Additional Shares” means shares of Company common stock issuable upon the Company’s achievement of certain milestones and “Restricted Shares” means those restricted shares of Company common stock received in exchange for unvested profits interests (“Management Incentive Units”) granted under the NextDecade Incentive Plan (the “NextDecade Incentive Plan”).  The NextDecade Incentive Plan was terminated upon the consummation of the Merger.  Restricted Shares vest upon the Company’s achievement of certain milestones.

(6)	The amount noted reflects the grant date fair value of $10.26 of the (i) 182,883 Additional Shares and (ii) 925,130 Restricted Shares granted to Mr. van Vliet on the Merger Date.
(7)	The amount noted reflects the grant date fair value of $10.26 of the (i) 146,306 Additional Shares and (ii) 740,105 Restricted Shares granted to Mr. Davison on the Merger Date.
(8)

Pursuant to a letter agreement between the Company and Mr. van Vliet dated July 21, 2017 (the “Letter Agreement”), the parties agreed that the Company will indemnify Mr. van Vliet for incremental personal income tax up to a maximum of $30,000 per year resulting from compensation paid to Mr. van Vliet pursuant to that certain contract hire agreement between NextDecade and Brunel Energy Inc. (“Brunel Consultancy”), effective as of June 30, 2017 (the “Brunel Agreement”), and the Letter Agreement.

Outstanding Equity Awards At Fiscal 2017 Year-End

The following table provides information concerning outstanding equity awards as of December 31, 2017 granted to the Chief Executive Officer and the two most highly compensated executive officers other than the Chief Executive Officer.

	Stock Awards
Name	Number of Shares or units of stock that have not vested (#)	Market value of shares of units of stock that have not vested ($)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Kathleen Eisbrenner(1)	4,107,656	42,144,551	—	—

René van Vliet(2)	1,108,013	11,368,213	—

Shaun Davison(3)	886,411	9,094,577	—	—

(1)

The amount noted reflects the grant date fair value of $10.26 of the (i) 2,072,369 Additional Shares and (ii) 2,035,287 Restricted Shares granted to Mrs. Eisbrenner on the Merger Date. The Additional Shares and Restricted Shares were not granted pursuant to the 2017 Omnibus Incentive Plan (the “2017 Equity Plan”).

(2)

The amount noted reflects the grant date fair value of $10.26 of the (i) 182,883 Additional Shares and (ii) 925,130 Restricted Shares granted to Mr. van Vliet on the Merger Date. The Additional Shares and Restricted Shares were not granted pursuant to the 2017 Equity Plan.

(3)

The amount noted reflects the grant date fair value of $10.26 of the (i) 146,306 Additional Shares and (ii) 740,105 Restricted Shares granted to Mr. Davison on the Merger Date. The Additional Shares and Restricted Shares were not granted pursuant to the 2017 Equity Plan.

Narrative Disclosure

Overview of Compensation for Matthew K. Schatzman, President and Chief Executive Officer

Mr. Schatzman has served as President of the Company since September 2017 and has served as Chief Executive Officer of the Company since February 1, 2018. On September 8, 2017 the Company entered into the Schatzman Employment Agreement. The Schatzman Employment Agreement provides for a term through June 30, 2020 and will be automatically extended for additional one-year periods unless and until either the Company or Mr. Schatzman gives to the other written notice at least one-hundred and eighty (180) days prior to the applicable renewal date of a decision not to renew for an additional year.

The annual base salary set forth in the Schatzman Employment Agreement is $550,000. Mr. Schatzman is eligible for an annual bonus with a target of 90% of his base salary based upon the achievement of performance targets established by the Board from time to time. Mr. Schatzman’s minimum annual bonus is $275,000. Mr. Schatzman’s annual bonus for 2017 was pro-rated to reflect his actual time of employment with the Company.  The pro-rata bonus of $119,885 was paid solely in shares of Company common stock calculated by dividing the pro-rata bonus amount by $8.16, the share price of the Company’s common stock on the applicable date of issuance, pursuant to a restricted stock award agreement dated January 8, 2018 (the “Schatzman Award Agreement”). Mr. Schatzman’s annual bonus for 2018 will be paid solely in shares of Company common stock calculated by dividing the applicable annual bonus amount by the share price of the Company’s common stock on the applicable date of issuance.

The Schatzman Employment Agreement entitled him to a grant of incentive stock of shares of the Company’s common stock upon the adoption of an omnibus incentive stock plan by the Board and the Company’s stockholders. On December 15, 2017, the Company’s stockholders approved the 2017 Equity Plan and the 2017 Equity Plan became effective by its terms on such date. Pursuant to the Schatzman Award Agreement, the Company granted Mr. Schatzman: (i) 48,450 shares of fully vested shares of Company common stock, subject to restrictions on transfer contained in the form of a lock-up agreement for a period of one (1) year from the date of grant (the “Vested Incentive Stock”), and (ii) 1,052,492 shares of Company common stock, subject to the terms of a restricted stock award agreement between the Company and Mr. Schatzman (the “Restricted Incentive Stock”).

The Schatzman Employment Agreement also provides that if the Company at any time terminates Mr. Schatzman’s employment without Cause (as defined in the Schatzman Employment Agreement), or if Mr. Schatzman voluntarily terminates the agreement with Good Reason (as defined in the Schatzman Employment Agreement), Mr. Schatzman will be entitled to (i) a lump sum cash payment equal to the sum of his then current base salary for a period of 12 months, (ii) a pro-rata portion of his annual bonus for the fiscal year in which the termination occurs (based on an amount equal to his then applicable annual bonus target percentage multiplied by his then applicable base salary) and (iii) the full vesting of his unvested shares of Restricted Incentive Stock. Any annual bonus payment due for 2018 if the Company terminates Mr. Schatzman’s employment without Cause, or if Mr. Schatzman voluntarily terminates the agreement with Good Reason, will be paid solely in shares of Company common stock.

The Schatzman Employment Agreement also provides that Mr. Schatzman is eligible for health insurance and disability insurance and other customary employee benefits. The Schatzman Employment Agreement also contains customary non-competition and non-solicitation covenants and covenants regarding the treatment of confidential information.

Overview of Compensation for Kathleen Eisbrenner, Chairman and Former Chief Executive Officer

Mrs. Eisbrenner serves as Chairman of the Board and served as the Chief Executive Officer of the Company from July 2017 until February 2018. On May 20, 2015, NextDecade entered into an employment agreement with Mrs. Eisbrenner, which was amended pursuant to a letter agreement, dated April 17, 2017, among Mrs. Eisbrenner, NextDecade and certain funds managed by York (as amended, the “Eisbrenner Agreement”). The Eisbrenner Agreement provides for a term through June 30, 2019 and automatic renewals for additional one-year periods unless and until NextDecade or Mrs. Eisbrenner gives to the other party written notice at least one-hundred and eighty (180) days prior to the applicable renewal date of a decision not to renew for an additional year. Mrs. Eisbrenner is compensated for her services to NextDecade pursuant to a client service agreement with an unrelated professional employer organization (the “PEO”) with principal place of business in the state of Texas.

Under the Eisbrenner Agreement, Mrs. Eisbrenner’s annual base salary is $617,500 and Mrs. Eisbrenner is eligible for an annual bonus with a target of 100%, and a stretch of 160%, of her base salary based upon the achievement of performance targets established by the Board from time to time. The Eisbrenner Agreement provides for a minimum annual bonus payment of $308,750 and a one-time cash bonus of $1.0 million upon the achievement of a Final Investment Decision for a Qualified Project (each as defined in the Eisbrenner Agreement). Furthermore, under the Eisbrenner Agreement, Mrs. Eisbrenner was entitled to Management Incentive Units under the NextDecade Incentive Plan that represented actual (non-voting) equity interests in NextDecade.

On the Merger Date, Mrs. Eisbrenner received (i) 8,685,633 shares of Company stock in exchange for her vested Management Incentive Units, (ii) 2,072,369 Additional Shares and (iii) 2,035,287 Restricted Shares. Restricted Shares are subject to (i) transfer and forfeiture restrictions that are substantially similar to the transfer and forfeiture restrictions as were applicable to the exchanged Management Incentive Units and (ii) substantially the same vesting conditions that were provided in the NextDecade Incentive Plan immediately before the closing of the Merger.  The Additional Shares and the Restricted Shares vest upon the Company’s achievement of certain milestones.

The Eisbrenner Agreement also provides that if the Company at any time terminates Mrs. Eisbrenner’s employment without Cause (as defined in the Eisbrenner Agreement), or if Mrs. Eisbrenner voluntarily terminates the Eisbrenner Agreement with Good Reason (as defined in the Eisbrenner Agreement), then Mrs. Eisbrenner shall be entitled to receive (i) a cash payment equal to the sum of her then current base salary for a period of 18 months in a single, lump sum payment, (ii) a pro-rata portion of her annual bonus for the fiscal year in which the termination occurs and (iii) the full vesting of her Additional Shares and Restricted Shares.  Moreover, the Eisbrenner Agreement provides that in the event that the Company appoints an individual other than Mrs. Eisbrenner to the position of Chief Executive Officer or to another officer position that reports directly to the Board and does not terminate Mrs. Eisbrenner’s employment for Cause (a “New Executive Event”), then such appointment will not be considered a termination of the Eisbrenner Agreement without Cause, subject to certain provisions. In the event of a termination in connection with a New Executive Event, (i) Mrs. Eisbrenner shall be paid (in addition to any other amounts due in accordance with the terms of the Eisbrenner Agreement) a special bonus equal to the sum of her then current base salary for a period of 18 months in a single, lump sum payment, (ii) the NCGC Committee and the Board shall consider in good faith the acceleration of Mrs. Eisbrenner’s unvested equity to be effective as of her termination date and (3) to the extent that any shares of Company common stock issued to Mrs. Eisbrenner are at such time subject to a lock-up agreement, the Company  will release shares of Company common stock with an aggregate value of $25.0 million from any restriction on trading in the lock-up agreement that extends for more than six months. Mrs. Eisbrenner’s role as Chairman of the Board shall not be impacted by a New Executive Event during her initial employment term. As discussed above, on January 23, 2018, the Board appointed Mr. Schatzman, President of the Company, as the Chief Executive Officer of the Company, effective February 1, 2018.  Mrs. Eisbrenner, Chairman of the Board, continued as the Chief Executive Officer of the Company until such date. The appointment of Mr. Schatzman as Chief Executive Officer of the Company resulted in a New Executive Event under the Eisbrenner Agreement and, as a result, the Company released shares of Company common stock with an aggregate value of $25.0 million from any restriction on trading in the lock-up agreement between the Company and Mrs. Eisbrenner.

The Eisbrenner Agreement also provides that Mrs. Eisbrenner is eligible for health insurance and disability insurance and other customary employee benefits. The Eisbrenner Agreement also contains customary non-competition and non-solicitation covenants and covenants regarding the treatment of confidential information.

Overview of Compensation for René van Vliet, Chief Operating Officer

Mr. van Vliet currently serves as Chief Operating Officer of the Company. On November 20, 2015, NextDecade entered into a consulting agreement (the “van Vliet Consulting Agreement”) with René van Vliet Consultancy B.V., a limited liability company organized under the laws of the Netherlands (the “van Vliet Consultancy”). Mr. van Vliet is a consultant of the van Vliet Consultancy. The van Vliet Consulting Agreement provided that in exchange for certain services to be provided by the van Vliet Consultancy, NextDecade would pay a monthly fee of €29,113 (the “van Vliet Monthly Service Fee”) based on the applicable USD/Euro exchange rate contained in the van Vliet Consulting Agreement, an annual cash bonus (the “van Vliet Annual Bonus”) with a target of 75% of the twelve month sum of the van Vliet Monthly Service Fee and which was not to be less than €131,008, subject to certain discretion by NextDecade. In addition to the van Vliet Annual Bonus, the van Vliet Consultancy was also to be provided with a performance incentive bonus on terms to be agreed between NextDecade and the van Vliet Consultancy. The van Vliet Consulting Agreement contained a guaranteed term ending on July 31, 2018 and NextDecade was entitled to terminate the agreement immediately if Mr. van Vliet terminated his engagement with the van Vliet Consultancy.  The van Vliet Consulting Agreement was terminated effective July 21, 2017.

Effective June 30, 2017, NextDecade entered into the Brunel Agreement.  Mr. van Vliet is a consultant of Brunel.  The Brunel Agreement provides that in exchange for certain services to be provided by the Brunel Consultancy, NextDecade will pay the Brunel Consultancy a monthly fee of €29,113 (the “Brunel Monthly Service Fee”) based on the applicable USD/Euro exchange rate contained in the Brunel Agreement plus a monthly fee of $1,955.  In addition, pursuant to the Letter Agreement, the parties agreed that Mr. van Vliet will be eligible for an annual cash bonus with a target of 75% of the twelve-month sum of the Brunel Monthly Service Fee and which is not to be less than €131,008, subject to certain discretion by the Board.  The Letter Agreement also provides that the Company will indemnify Mr. van Vliet for incremental personal income tax up to a maximum of $30,000 per year resulting from compensation paid to Mr. van Vliet pursuant to the Brunel Agreement and the Letter Agreement.

The Brunel Agreement contains a guaranteed term ending on July 31, 2018 and NextDecade may terminate such agreement immediately if Mr. van Vliet terminates his engagement with the Brunel Consultancy.

Overview of Compensation for Shaun Davison, Senior Vice President, Development & Regulatory Affairs

Mr. Davison currently serves as Senior Vice President, Development & Regulatory Affairs of the Company.  On July 1, 2015, NextDecade entered into an employment agreement with Mr. Davison (the “Davison Agreement”). The agreement provides for a term through July 1, 2018 and will be automatically extended for additional one-year periods unless and until either NextDecade or Mr. Davison gives to the other written notice at least one-hundred and eighty (180) days prior to the applicable renewal date of a decision not to renew for an additional year.

The annual base salary set forth in the agreement is $250,000. Mr. Davison is eligible for an annual bonus with a target of 75% of his base salary based upon the achievement of performance targets established by the NextDecade from time to time. Mr. Davison’s minimum annual bonus is $93,750.

If NextDecade at any time terminates Mr. Davison’s employment without Cause (as defined in the Davison Agreement), or if Mr. Davison voluntarily terminates the Davison Agreement with Good Reason (as defined in the Davison Agreement), the Davison agreement entitles him to (i) a cash payment equal to the sum of his then current base salary for a period of 18 months, (ii) a pro-rata portion of his annual bonus for the fiscal year in which the termination occurs and (iii) the full vesting of his Additional Shares and Restricted Shares.

Mr. Davison’s Agreement also contains customary non-competition and non-solicitation covenants and covenants regarding the treatment of confidential information.

Termination and Change in Control

The employment agreements with certain of the Company’s named executive officers provide for the payment of certain severance benefits upon termination. For additional information about the payment of certain severance benefits upon termination, please see the overview of compensation for each of the Company’s named executive officers.

Pension/Retirement Benefits

The Company does not provide a qualified defined benefit pension plan or any non-qualified supplemental executive retirement benefits to any of its executive officers or directors. However, eligible executive officers and directors participate in a defined contribution retirement plan (the “401(k) Plan”) which allows them to contribute up to 100% of their compensation up to the maximum permitted by the Internal Revenue Code. The Company does not make matching contributions. The 401(k) Plan is sponsored and maintained by the PEO.

Additional Benefit Programs

Certain officers and directors are entitled to the following benefits: parking, health insurance, life insurance and accidental death and dismemberment.  The health insurance, life insurance and accidental death and dismemberment benefit programs are sponsored and maintained by the PEO.  For fiscal year 2017, in addition to such benefits, certain officers and directors received cell phone reimbursement.

Compensation Committee Interlocks and Insider Participation

The members of our NCGC Committee who served in 2017 were Mrs. Eisbrenner and Messrs. Belke, Rosenfeld, Kripalani and Bonanno.  Upon completion of the Merger, Mrs. Eisbrenner served as the Company’s Chief Executive Officer.  Prior to the completion of the Merger, Mr. Rosenfeld served as the Company’s Chief Executive Officer.  See the section titled “Certain Relationships and Related Party Transactions” below for a summary of the related person transactions involving Mrs. Eisbrenner and Mr. Rosenfeld required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.  None of our executive officers for 2017 served as a member of a compensation committee or as a director of any other entity which had an executive officer serve as a member of the NCGC Committee or the Board.

2017 Equity Plan

As discussed above, on December 15, 2017, the Company’s stockholders approved the 2017 Equity Plan and the 2017 Equity Plan became effective by its terms on such date. The purpose of the 2017 Equity Plan is to further align the interests of eligible participants with those of the Company’s stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company and its common stock. Persons eligible to receive awards under the 2017 Equity Plan include our employees, non-employee members of the Board, consultants, or other personal service providers of the Company or any of its subsidiaries. The 2017 Equity Plan authorizes the issuance of up to 5,262,461 shares of Company common stock, subject to certain adjustments under the 2017 Equity Plan. A description of the material terms of the 2017 Equity Plan and the text of the 2017 Equity Plan were included in the Company’s definitive proxy statement filed with the SEC on November 24, 2017, as supplemented by that first supplement thereto filed on November 29, 2017.  No awards were granted pursuant to the 2017 Equity Plan for fiscal year 2017.

Equity Compensation Plan Information

The following provides certain aggregate information with respect to the Company’s equity compensation plans in effect as of December 31, 2017.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved by Security Holders	—	—	5,262,461
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	—	—	5,262,461

2017 DIRECTOR COMPENSATION

Prior to the Merger, none of the Company directors received any cash or non-cash compensation from the Company for services rendered as Company directors.  Following the completion of the Merger, the Board determined the annual compensation to be paid to non-employee and non-affiliate members of the Board. For fiscal year 2017, non-employee and non-affiliate members of the Board were eligible to receive (i) an annual retention fee of $75,000, which shall be paid in cash and in monthly installments and prorated from August 1, 2017 to and including December 31, 2017 and (ii) a one-time grant of 24,085 shares of fully vested Company common stock.  Starting in fiscal year 2018, non-employee and non-affiliate members of the Board are eligible to receive an annual retention fee of $75,000, which is paid in cash and in monthly installments.

The table below summarizes the compensation paid by the Company to L. Spencer Wells, the only non-employee and non-affiliate member of the Board, during fiscal year 2017.

Name	Fees Earned Or Paid in Cash ($)	Stock Awards(1) ($)	Total($)
L. Spencer Wells(2)	46,250	196,534	242,784

(1)	The amount reflects the grant date fair value of the restricted stock awards at $8.16 per share, in accordance with ASC Topic 718.
(2)

Mr. Wells, as Chairman of the Audit Committee, receives no compensation for his service as Chairman of the Audit Committee.  However, Mr. Wells is entitled to receive $5,000 per month for any ad hoc committee on which the Board appoints him to serve (the “Ad Hoc Committee Fee”).  Mr. Wells will receive the Ad Hoc Committee Fee for the duration of such committee’s existence.  The Ad Hoc Committee Fee will be paid in cash and in monthly installments.

Audit Matters

Independent Public Accountants

Marcum LLP (“Marcum”) served as the Company’s principal independent public accounting firm for 2017. A representative of Marcum is not expected to be present at the Annual Meeting. The Audit Committee has not selected an independent public accounting firm for the fiscal year ending December 31, 2018 because it is currently undertaking a selection process involving several firms.  Accordingly, the Board is not asking Company stockholders to ratify the Company’s principal independent public accounting firm at the Annual Meeting.  However, the Board and the Audit Committee believe that it is good corporate practice for Company stockholders to consider the ratification of the Company’s principal independent public accounting firm and, therefore, the Board intends to put the ratification of the Company’s principal independent public accounting firm on the agenda for the Company’s 2019 annual meeting of stockholders.

The following table presents fees for professional audit services rendered by Marcum for the audit of the Company’s annual financial statements for the years ended December 31, 2017 and 2016, and fees billed for other services rendered by Marcum during those periods:

	Year Ended December 31,
	2017	2016
Audit fees(1)	$201,851	$52,182
Tax fees(2)	7,168	1,236
Total	$209,019	$53,418

(1)

Audit fees: Consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, for the review of the interim condensed consolidated financial statements included in quarterly reports, services that are normally provided by Marcum in connection with statutory and regulatory filings or engagements and attest services, except those not required by statute or regulation.

(2)	Tax fees: Consist of fees billed for professional services rendered for tax preparation, tax compliance, tax advice or tax planning.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee is responsible for the appointment, retention, termination, compensation and oversight of the independent auditors. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. Requests for approval are generally submitted at a meeting of the Audit Committee. The Audit Committee may delegate pre-approval authority to a committee member, provided that any decisions made by such member shall be presented to the full committee at its next scheduled meeting.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our voting securities as of April 16, 2018:

•	each person who is known to us to be the beneficial owner of more than 5% of our voting securities;
•	each of our directors; and
•	each of our named executive officers and all of executive officers and directors as a group.

Unless otherwise indicated, each person named below has an address in care of our principal executive offices and has sole power to vote and dispose of the shares of voting securities beneficially owned by them, subject to community property laws where applicable.

	Common Stock Beneficially Owned(**)		Percentage of Common Stock Beneficially Owned(%)
Name
Executive Officers and Directors:
Matthew K. Schatzman	115,767		* %
René van Vliet	267,210		* %
Benjamin Atkins	148,874		* %
Krysta De Lima	110,700		* %
Shaun Davison	213,768		* %
Kathleen Eisbrenner	9,361,597	(1)	8.7%
Avinash Kripalani	—	(2)	—%
William Vrattos	—	(3)	—%
David Magid	—	(4)	—%
Matthew Bonanno	—	(5)	—%
Brian Belke	—	(6)	—%
David Gallo	—	(7)	—%
L. Spencer Wells	24,085		* %
Eric S. Rosenfeld	1,624,851	(8)	1.5%
David D. Sgro	274,625	(9)	* %
All directors and executive officers as a group (15 persons)	12,141,477		11.4%
Other 5% Stockholders:
York Entities	57,743,859	(10)	54.3%
Valinor Entities	19,506,984	(11)	18.3%
Halcyon Entities	9,535,910	(12)	9.0%

*     Indicates beneficial ownership of less than 1% of the total outstanding Company common stock.

**   “Beneficial ownership” is a term broadly defined by the SEC in Rule 13d‑3 under the Exchange Act and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of April 16, 2018 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

(1)	Includes 36,337 shares of Company common stock beneficially owned by Raymond Eisbrenner, Mrs. Eisbrenner’s husband.

(2)

Mr. Kripalani is a principal at Halcyon, and as such, may also be deemed the beneficial owner of shares of Company common stock held by the Halcyon Entities. Mr. Kripalani disclaims beneficial ownership over any securities owned by the Halcyon Entities (except to the extent of any pecuniary interest therein).

(3)

Mr. Vrattos is a partner at York, and as such may also be deemed the beneficial owner of shares of Company common stock held by the York Entities. Mr. Vrattos disclaims beneficial ownership over any securities owned by the York Entities (except to the extent of any pecuniary interest therein).

(4)

Mr. Magid is a vice president at York, and as such may also be deemed the beneficial owner of shares of Company common stock held by the York Entities. Mr. Magid disclaims beneficial ownership over any securities owned by the York Entities (except to the extent of any pecuniary interest therein).

(5)

Mr. Bonanno is a partner at York, and as such may also be deemed the beneficial owner of shares of Company common stock held by the York Entities. Mr. Bonanno disclaims beneficial ownership over any securities owned by the York Entities (except to the extent of any pecuniary interest therein).

(6)

Mr. Belke is a partner at Valinor, and as such may also be deemed the beneficial owner of shares of Company common stock held by the Valinor Entities. Mr. Belke disclaims beneficial ownership over any securities owned by the Valinor Entities (except to the extent of any pecuniary interest therein).

(7)

Mr. Gallo is a partner at Valinor, and as such may also be deemed the beneficial owner of shares of Company common stock held by the Valinor Entities. Mr. Gallo disclaims beneficial ownership over any securities owned by the Valinor Entities (except to the extent of any pecuniary interest therein).

(8)

Includes 90,744 shares of Company common stock held by the Rosenfeld Children’s Successor Trust, a trust established for Mr. Rosenfeld’s children. Also includes 96,232 shares of Company common stock issuable upon exercise of warrants.

(9)	Includes 2,606 shares of Company common stock issuable upon exercise of warrants.
(10)

The business address of the York Entities is 767 Fifth Avenue, 17th Floor, New York, NY 10153. Consists of 12,595,493 shares of Company common stock held by York Credit Opportunities Investments Master Fund, L.P.; 2,516,160 shares of Company common stock held by York European Distressed Credit Fund II, L.P.; 13,532,503 shares of Company common stock held by York Multi-Strategy Master Fund, L.P.; 11,721,347 shares of Company common stock held by York Credit Opportunities Fund, L.P.; 9,216,933 shares of Company common stock held by York Capital Management, L.P.; and 8,161,422 shares of Company common stock held by York Select Strategy Master Fund L.P.  Share ownership is based on a Schedule 13D/A filed by the York Entities with the SEC on April 13, 2018.

(11)

The business address of the Valinor Entities is 510 Madison Avenue, 25th Floor, New York, NY 10022. Consists of 10,883,490 shares of Company common stock held by Valinor Capital Partners Offshore Master Fund, L.P.; 4,798,329 shares of Company common stock held by VND Partners, L.P.; and 3,825,165 shares of Company common stock held by Valinor Capital Partners, L.P.  Share ownership is based on a Schedule 13D/A filed by the Valinor Entities with the SEC on April 13, 2018.

(12)

The business address of the Halcyon Entities is 477 Madison Avenue, 8th Floor, New York, NY 10022. Consists of 325,165 shares of Company common stock held by Halcyon Solutions Master Fund, L.P.; 4,076,894 shares of Company common stock held by HCN L.P.; 2,641,178 shares of Company common stock held by Halcyon Mount Bonnell Fund LP; 1,743,592 shares of Company common stock held by Halcyon Energy, Power, and Infrastructure Capital Holdings LLC; and 641,581 shares of Company common stock held by First Series of HDML Fund I LLC. Beneficial ownership includes 107,500 shares of Company common stock issuable upon exercise of warrants held by Halcyon Solutions Master Fund, L.P.  Share ownership is based on a Schedule 13D/A filed by the Halcyon Entities with the SEC on April 16, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Company directors, officers and persons owning more than ten percent  (10%) of Company common stock to file reports of ownership and changes of ownership with the SEC. To our knowledge and based solely on the Company’s review of the Forms 3 and 4 and any amendments thereto and certain written representations from certain reporting persons that no other reports were required, the Company believes that directors, officers and stockholders owning more than ten percent (10%) of Company common stock complied with their Section 16(a) filing requirements applicable to them on a timely basis during the fiscal year ended December 31, 2017.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board adopted a written Related Person Transaction Policy on October 10, 2017, which addresses the reporting, review and approval or ratification of transactions with related persons.  Although related person transactions can involve potential or actual conflicts of interest, the Company recognizes that such transactions may occur in the normal course of business or provide an opportunity that is in the best interests of the Company. The Related Person Transaction Policy is not designed to prohibit related person transactions; rather, it is to provide for timely internal review of prospective transactions, approval or ratification of transactions and appropriate oversight and public disclosure of transactions.

Pursuant to the Related Person Transaction Policy, any transaction or arrangement or series of transactions or arrangements between the Company, any subsidiary of the Company or any other company controlled by the Company participates, whether or not the Company is a party, and a “related person” in which such person will have a material direct or indirect interest must be submitted to the independent directors of the Board for review, approval or ratification.  A “related person” means any director, director nominee or executive officer of the Company, any holder of more than 5% of the outstanding voting securities of the Company, or any immediate family member of the foregoing persons.

The independent directors of the Board will consider all relevant factors when determining whether to approve or ratify a related person transaction, including whether such transaction is in, or not inconsistent with, the best interests of the Company, and whether such transaction is comparable to a transaction that could be available on an arms-length basis or is on terms that the Company offers generally to persons who are not related persons and whether such transaction. Specific types of transactions are excluded from the Related Person Transaction Policy, such as, for example, transactions in which the related person’s interest arises solely from his or her service as a director of, or direct or indirect ownership of less than a ten percent (10%) equity interest in, another entity that is a party to the transaction.

In addition to the Related Person Transaction Policy, the Code of Conduct requires that conflicts of interests involving persons other than directors, director nominees and executive officers must be approved by the Operating Committee.

The following is a discussion of transactions between the Company and its executive officers, directors and stockholders owning 5% or more of the Company’s common stock.

Pre-Merger Transactions

10b5-1 Plan

Eric S. Rosenfeld agreed to enter into an agreement in accordance with the guidelines of Rule 10b5-1 of the Exchange Act, pursuant to which he would have placed limit orders for an aggregate of up to $500,000 of shares of Company common stock commencing two (2) business days after the Company filed a Form 8-K disclosing all material information relating to the Merger contemplated by the Merger Agreement and ending on the record date for the stockholder meeting at which the Merger was to be approved. Such limit orders would have required Mr. Rosenfeld to purchase any shares of Company common stock offered for sale (and not purchased by another investor) at or below a price equal to the per share amount held in the Company’s trust account as reported in such Form 8-K, until the earlier of (i) the expiration of the buyback period or (ii) the date such purchases reach $500,000 in total.  The Company would have provided at least twenty (20) business days between the beginning of the buyback period and the record date for the stockholder meeting at which the Merger was to be approved. It was intended that the purchases would satisfy the conditions of Rule 10b-18(b) under the Exchange Act to the extent possible and the broker’s purchase obligation would otherwise be subject to applicable law, including Regulation M under the Exchange Act, which may have prohibited or limited purchases pursuant to the limit order agreement in certain circumstances. Any buyback shares that were purchased by Mr. Rosenfeld pursuant to this arrangement would have been voted in favor of the Merger. Additionally, Mr. Rosenfeld agreed not to convert any buyback shares into the right to receive a pro rata portion of the funds held in the Company’s trust account or transfer, assign or sell any buyback shares (except to certain permitted transferees and provided such transferees agreed to the same transfer restrictions) until (i) the earlier of one year after the completion of the Merger and the date on which the closing price of the Company’s common stock exceeded $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period following the completion of the Merger with respect to 50% of the buyback shares and (B) one year after the completion of the Merger with respect to the remaining 50% of the buyback shares.  An aggregate of $500,000 in shares of Company common stock were purchased pursuant to this arrangement.

Promissory Notes

On each of February 6, 2017 and March 1, 2017, the Company issued a $60,000 convertible promissory note to Eric S. Rosenfeld to evidence a loan made by him to the Company on such dates. Additionally, on March 27, 2017, the Company issued $150,000 aggregate principal amount of convertible promissory notes to its initial stockholders to evidence loans made by them to the Company on such date. The loans were unsecured, non-interest bearing and were scheduled to be due and payable at the consummation of the Merger. Upon the consummation of the Merger, the principal balance of such notes could be converted, at the holders’ option, into private placement units at a price of $10.00 per unit.  In connection with the consummation of the Merger, all such notes were paid in full in cash.

Loans

The initial stockholders and NextDecade also agreed that they or their affiliates would contribute to the Company as a loan (each loan being referred to herein as a “Contribution”) $0.0275 for each public share that was not converted in connection with the stockholder vote to approve the extension of time for the Company to complete an initial business combination from March 27, 2017 to July 27, 2017, for each month (or a pro rata portion thereof if less than a month), that was needed by the Company to complete an initial business combination. Each Contribution would have been deposited in the trust account prior to the beginning of the extended period which such Contribution was for. The Contribution(s) would bear no interest and was scheduled to be due and payable by the Company to the lenders upon the consummation of an initial business combination. The loans would have been forgiven if the Company was unable to consummate the Merger.  The Board had the sole discretion to determine whether to continue extending for additional months and if it determined not to continue extending for additional months, the initial stockholders’ and NextDecade’s obligation to make additional Contributions would terminate. If such event occurred, then the Company would have wound up and redeemed 100% of the outstanding public shares in accordance with the procedures set forth in the Company’s then amended and restated certificate of incorporation.

Administrative Service Fee

The Company occupied office space provided by Crescendo Advisors, an entity controlled by Eric S. Rosenfeld. Crescendo Advisors agreed that until the earlier of the Company’s consummation of the Merger or the liquidation of the trust account, it would make such office space, as well as general and administrative services including utilities and administrative support, available to the Company as may be required by the Company from time to time. The Company paid an aggregate of $12,500 per month for such services. During fiscal year 2017, a total of $75,000 in fees was paid by the Company to Crescendo Advisors.

Merger Transactions

Merger Agreement

On April 17, 2017, the Company entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, among other things, all outstanding limited liability company interests or limited partnership interests, as applicable, in each of the entities affiliated with certain members of NextDecade, other than as provided for in the Merger Agreement, and all then existing membership interests of NextDecade were canceled in exchange for 94% of the issued and outstanding shares of Company common stock, which was the equivalent of 98,490,409 shares of the then-outstanding Company common stock, plus the right to receive an additional 4,893,326 shares of Company common stock upon the achievement by NextDecade of each of four certain milestones (up to 19,573,304 shares of Company common stock in the aggregate).

Escrow Agreement

On the Merger Date, the Company entered into an escrow agreement (the “Indemnity Escrow Agreement”) with York Credit Opportunities Fund, L.P., a Delaware limited partnership, in its capacity as the representative of the Owners (as defined in the Indemnity Escrow Agreement), Eric S. Rosenfeld and David D. Sgro, acting collectively as the committee representing the interests of the Company, and Continental Stock Transfer & Trust Company, a New York corporation, as escrow agent.

The Indemnity Escrow Agreement provided for the escrow of certain of shares of Company common stock issued to the Owners in connection with the Blocker Mergers and the Merger. Of the shares of Company common stock issued as consideration for the Blocker Mergers and the Merger, an aggregate of 2,954,712 shares of Company common stock (the “Escrow Shares”) were placed in escrow pursuant to the Indemnity Escrow Agreement. The Escrow Shares provide a fund of payment to the Company with respect to its post-closing rights to indemnification under the Merger Agreement for breaches of representations and warranties and covenants by the Owners. Claims for indemnification will be reimbursable to the full extent of the damages to the extent the aggregate amount of all indemnifiable losses is in excess of a $5 million deductible (but in no event in excess of the shares of Company common stock held in escrow). The shares of Company common stock in escrow shall be released from escrow, subject to reduction for shares of Company common stock cancelled for claims ultimately resolved and those still pending resolution at the time of the release, on July 24, 2018. In addition, to the extent such indemnification is insufficient, the owners of the Blocker Companies have agreed to indemnify the Company for damages arising out of or resulting from the breach of representations, warranties or covenants with respect to, or from pre-closing activities of, each Blocker Company of which it is an owner in an amount not to exceed the value of the shares of the Company common stock received by such owner as merger consideration.

Registration Rights Agreement

Upon the consummation of the Merger, the Company and certain Company stockholders, including Company directors and officers, and stockholders holding 5% or more of Company common stock, entered into a registration rights agreement (“Registration Rights Agreement”).  Pursuant to the Registration Rights Agreement, the Company agreed to, among other things, (i) file as soon as practicable after the date that is six months after the consummation of the Merger, but in any event within thirty (30) days after the date that is six months from the consummation of the Merger, with the SEC a shelf registration statement to permit the public resale of all of the Registrable Securities (as defined in the Registration Rights Agreement”) held by such stockholders and (ii) to keep such shelf registration statement effective until the earliest of (a) the date all such Registrable Securities ceased to be Registrable Securities and (b) the date all such Registrable Securities covered by such shelf registration statement can be sold publicly without restriction or limitation under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act.  The Company filed such shelf registration statement with the SEC on August 30, 2017 and such registration statement, as amended, became effective on October 10, 2017.

Other Transactions

René van Vliet Consulting Agreement

As discussed above under the section titled “Overview of Compensation for René van Vliet, Chief Operating Officer,” prior to July 21, 2017, NextDecade compensated Mr. van Vliet pursuant to the terms of the van Vliet Consulting Agreement.  The van Vliet Consulting Agreement was terminated effective July 21, 2017. NextDecade entered into the Brunel Agreement effective June 30, 2017.

Ray Eisbrenner Employment Agreement

Ray Eisbrenner, the spouse of Kathleen Eisbrenner, Chairman of the Board and former Chief Executive Officer of the Company, served as Vice-President and Chief Administrative Officer of the Company and NextDecade until

December 31, 2017.  Under an employment agreement that expired December 31, 2017, Mr. Eisbrenner received a base salary of $300,000 and a bonus for 2017 equal to $150,000. Such employment agreement also provided for a severance payment of $150,000 upon the expiration thereof.  On the Merger Date, Mr. Eisbrenner was awarded 28,499 shares of Company common stock in exchange for his vested Management Incentive Units in NextDecade.

Backstop Agreement

In connection with recently commenced private offering of convertible preferred equity and warrants by the Company (the “Convertible Preferred Equity Offering”), on April 11, 2018, the Company entered into backstop commitment agreements (the “Backstop Agreements”) with (i) accounts managed by York Capital Management Global Advisors LLC and its affiliates (the “York Group”), (ii) accounts managed by Valinor and its affiliates (the “Valinor Group”), and (iii) accounts managed by Halcyon and its affiliates (the “Halcyon Group”) pursuant to which the York Group, the Valinor Group, and the Halcyon Group (each a “Backstop Party”) each agreed to purchase, at the Company’s election, up to approximately $23.2 million, $8.0 million and $3.8 million, respectively, in shares of Convertible Preferred Stock (which include the associated warrants).  Each Backstop Party is a Company stockholder and, pursuant to the Merger, two individuals, and one individual from the York Group, the Valinor Group, and the Halcyon Group, respectively, were appointed to the Board.

In exchange for each Backstop Party’s commitment under its Backstop Agreement, the Company agreed to issue to such Backstop Party, or its designated affiliates, additional shares of Company common stock equivalent to a percentage of such Backstop Party’s backstop amount calculated by reference to the volume weighted average trading price of shares of Company common stock during the 30-trading day period ending on and including the last trading day immediately prior April 12, 2018.  Such percentage will be (i) three percent (3.0%) if the closing of the Convertible Preferred Equity Offering occurs within 30 days after the date of the Backstop Agreements, (ii) three and one-half percent (3.5%) if the closing of the Convertible Preferred Equity Offering occurs more than 30 days but less than 61 days after the date of the Backstop Agreements, (iii) four percent (4.0%) if the closing of the Convertible Preferred Equity Offering occurs more than 60 days but less than 91 days after the date of the Backstop Agreements, and (iv) four and one-half percent (4.5%) if the closing of the Convertible Preferred Equity Offering has not occurred before the 91st day after the date of the Backstop Agreements.

In addition, the Company agreed to pay the Backstop Parties a fee (the “Drawdown Fee”) equal to two and three quarters percent (2.75%) of the portion of the backstop amounts drawn on by the Company.  The Drawdown Fee will be paid in additional shares of Company common stock and is calculated by reference to the volume weighted average trading price of shares of Company common stock during the 30-trading day period ending on and including the last trading day immediately prior April 12, 2018.

The Company also agreed to indemnify each Backstop Party under certain circumstances for losses arising out of or in connection with its Backstop Agreement, the definitive documentation related to the Convertible Preferred Equity Offering, or the transactions contemplated thereby.

All shares of Convertible Preferred Stock or Company common stock issued to the Backstop Parties pursuant to the Backstop Agreements will be issued in reliance on the exemption from the registration requirements provided by Regulation D promulgated under the Securities Act or other applicable Securities Act exemptions.  Each Backstop Party’s commitment to backstop the Convertible Preferred Equity Offering and the other transactions contemplated by its Backstop Agreement are conditioned upon the satisfaction of all conditions precedent set forth in such Backstop Agreement.

Please note, the description of, and reasons for, the Backstop Agreements set forth herein is included for informational purposes to stockholders in connection with this Proxy Statement and is not an offer to sell or the solicitation of an offer to buy shares of Convertible Preferred Stock or any other Company securities.

Audit Committee Report

In accordance with its written charter adopted by the Board, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. Management is responsible for the Company’s financial statements, and the independent auditors are responsible for the examination of those statements.

In keeping with its responsibilities, the Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2017 with management and the independent auditors, both with and without management present. In addition, the Audit Committee has discussed with the Company’s independent auditors all communications required by generally accepted auditing standards, including those required to be discussed by Auditing Standard No. 16, “Communication with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee has received the written disclosures and the letter from the independent auditors required by the PCAOB regarding the independent auditor’s communication with the Audit Committee concerning independence, has discussed with the independent auditor all relationships between the auditors and the Company that may bear on the auditor’s independence and any relationships that may impact their objectivity and independence and has satisfied itself as to the auditor’s independence.

Based on the Audit Committee’s discussions with management and the independent auditors, the Audit Committee’s review of the audited financial statements as of and for the year ended December 31, 2017, representations of management and the report of the independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017.

Audit and Risk Committee of the Board of Directors,

Eric S. Rosenfeld

David D. Sgro

L. Spencer Wells

OTHER MATTERS

Neither we nor any of the persons named as proxies know of matters other than those described above to be voted on at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on these matters, subject to the direction of the Board.

Our 2017 Annual Report to Stockholders, which contains a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

Stockholders may also obtain a copy of our 2017 Annual Report to Stockholders or the Company’s Annual Report on Form 10-K most recently filed with the SEC without charge by writing to the Corporate Secretary at NextDecade Corporation, 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380. The Company’s Annual Report on Form 10-K and other filings with the Commission may also be accessed on the Company’s website at www.next-decade.com.

By Order of the Board,

/s/ Krysta De Lima
Krysta De Lima
General Counsel and Corporate Secretary

Annual Meeting of NextDecade Corporation to be held on Friday, June 15, 2018 for Holders as of April 16, 2018 This proxy is being solicited on behalf of the Board of Directors ANNUAL MEETING OF NEXTDECADE CORPORATION Date: Time: Place: June 15, 2018 9:00 A.M. (Local Time) 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380 TELEPHONE CALL 866-892-1461  Use any touch-tone telephone.  Have your Proxy Card/Voting Instruction Form ready.  Follow the simple recorded instructions. Please make your marks like this: Use dark black pencil or pen only. INTERNET +-Go To: www.proxypush.com/NEXT  Cast your vote online.  View Meeting Documents  The Board of Directors recommends you vote FOR proposal 1: OR For All Proposal 1-ELECTION OF DIRECTORS MAIL  Mark, sign and date your Proxy Card/Voting Instruction Form.  Detach your Proxy Card/Voting Instruction Form.  Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. . For Withhold OR 1.01-1.02-1.03-Matthew K. Schatzman - Class A Director Avinash Kripalani - Class A Director William Vrattos - Class A Director The undersigned hereby appoints Matthew K. Schatzman and Krysta De Lima, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of NextDecade Corporation which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH UNDER PROPOSAL 1. All votes must be received by 5:00 P.M., Eastern Time, June 14, 2018. PROXY TABULATOR FOR NEXTDECADE CORPORATION P.O. BOX 8016 CARY, NC 27512-9903 Signature should agree with name printed hereon. If shares of Company common stock are held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney. +-EVENT # CLIENT # Please Sign Here Please Date Above OFFICE # Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Copyright © 2018 Mediant Communications, Inc. All Rights Reserved Please separate carefully at the perforation and return just this portion in the envelope. X

Proxy — NextDecade Corporation Annual Meeting of Stockholders June 15, 2018, (9:00) a.m. (Central Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Matthew K. Schatzman and Krysta De Lima (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of NextDecade Corporation, a Delaware corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company (The "Annual Meeting") to be held at the Company’s headquarters located at 3 Waterway Square Place, Suite 400, The Woodlands, Texas 77380, on Friday, June 15, 2018 at (9:00) a.m. (CST) and all adjournments thereof. The purpose of the Annual Meeting is to take action on the following: 1. To elect three Class A directors to serve on the Company's board of directors for terms of three years or until their successors are duly elected and qualified or until the earlier of their death, resignation or removal. In the discretion of the proxies on any other matter that may properly come before the meeting or any adjournments or postponements thereof. The Board of Directors of the Company recommends a vote “FOR” the election of the nominees listed on the reverse side for the Board of Directors. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” the election of the nominees listed on the reverse side for the Board of Directors. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card. To attend the meeting and vote your shares in person, please mark this box. Please separate carefully at the perforation and return just this portion in the envelope.